SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 20, 2004

Date of Report (Date of earliest event reported)

Hayes Lemmerz International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50303	32-0072578

(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

15300 Centennial Drive, Northville, Michigan 48167

(Address of principal executive offices)         (Zip Code)

(734) 737-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

SIGNATURES

Item 9. Regulation FD Disclosure.

In connection with the proposed offering by Hayes Lemmerz International, Inc. (the “Company”) of approximately 5.45 million shares of common stock, par value $.01 per share, of the Company (“Common Stock”) (plus approximately 1.62 million shares subject to an over-allotment option) and the proposed secondary offering of approximately 5.35 million shares of Common Stock, the Company announced that, based on, and subject to, the information and assumptions set forth below, it anticipates 2004 revenues to be approximately $2 billion (approximately 26% of which is expected to be derived from sales of products manufactured in low-cost countries), based on an assumed Euro exchange rate of $1.20/€. The Company also expects 2004 EBITDA to be in a range of $185 million to $225 million which includes a provision for potential asset impairments and other restructuring charges of $30 million to $40 million. For the three months ended January 31, 2004, the Company anticipates revenues to be approximately $500 million and EBITDA to be in a range of $50 million to $55 million.

EBITDA is calculated as follows (unaudited):

	Three Months		Fiscal Year
	Ended		Ended
	January 31, 2004		January 31, 2005

	Estimated Range		Estimated Range

Earnings (loss) from operations	$6	$11	$5	$55
Depreciation and amortization	44	44	180	170

EBITDA	$50	$55	$185	$225

EBITDA includes the following estimated costs:
Asset impairments and other restructuring charges	$1	$0	$40	$30
Other items	3	2	12	7

“Other items” include non-cash equity compensation expense, severance costs and other amounts incurred in connection with certain of the new management team’s initiatives.

EBITDA, a measure used by management to measure operating performance, is defined as earnings (loss) from operations plus depreciation and amortization. The Company references this non-GAAP financial measure as a management group in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. In addition, the Company believes institutional investors generally look to EBITDA in measuring performance, among other things.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use because it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

The projected financial information set forth above is based on various estimates and assumptions, including those described below, and will not be updated to reflect events occurring after the date hereof. Although the Company believes that the assumptions underlying the projections are reasonable, projections are subject to significant uncertainties and contingencies and to a wide variety of significant business, economic and competitive risks, many of which are beyond the Company’s control. Consequently, actual events, circumstances, effects and results may vary significantly from those assumed in or contemplated by such projected financial information. Moreover, these variations may be material and adverse. The projected financial information contained above is therefore not necessarily indicative of the Company’s future revenues or results of operations, which may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information contained herein should not be regarded as representations by the Company, its advisors or any other person that the projected revenues or results of operations can or will be achieved.

In calculating these projections, a number of assumptions and estimates have been made relating to, among other things, worldwide new vehicle production for 2004; foreign currency fluctuations, including exchange rates for the Euro, the Thai Baht, the Indian Rupee, the Mexican Peso, the Czech Koruna, the Brazil Real and the South African Rand, among others; fluctuations in the prices of certain supplies critical to the Company’s business, including steel, aluminum, natural gas, shipping and electricity; the level of wages and other benefits to be paid to the Company’s employees; prevailing interest rates; the Company’s ability to competitively price its products; the continuation and expansion of the Company’s product offerings; the Company’s ability to improve productivity and at the same time lower costs of production; the timing and extent of the Company’s ongoing restructuring activities and the timing and extent of certain capital expenditures.

The information contained in this report is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the information by reference. By furnishing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

The information contained herein is summary information that is intended to be considered in the context of the Company’s SEC filings and other public announcements that the Company may make, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as it believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYES LEMMERZ INTERNATIONAL, INC.

By:	/s/ Michael J. Way

Michael J. Way
Senior Counsel

Dated: January 23, 2004